Exhibit 99.1
News Release

Buckeye Partners, L.P.
P.O. Box 368
Emmaus, PA 18049
(800) 422-2825

NYSE:BPL

Contact:Stephen R. Milbourne                         03-07
        Manager, Investor Relations
        smilbourne@buckeye.com
        (800) 422-2825



           BUCKEYE PARTNERS, L.P. ANNOUNCES SENIOR NOTE OFFERING
           -----------------------------------------------------

    Emmaus, PA August 19, 2003. . . . Buckeye Partners, L.P.  (the
"Partnership"), (NYSE: BPL) announced today that it has closed on the previously announced sale of $150 million of 6 3/4 percent 30-year senior unsecured notes in a Rule 144A offering. The bonds have been rated A by Standard and Poor's and Baa2 by Moody's Investor Services. J.P. Morgan Securities Inc. acted as manager and sole book runner, and UBS Securities LLC acted as managing co-lead. Co-managing underwriters were Citigroup, SunTrust Robinson Humphrey, McDonald Investments Inc., National Australia Capital Markets, LLC, BNP PARIBAS, and Fleet Securities, Inc.

     The net proceeds from the offering, along with general corporate funds, will be used to repay the indebtedness under the Buckeye Pipe Line Company, L.P. Senior Notes due 2024 which accrue interest at an average rate of 6.94 percent. The repayment of the Senior Notes with the proceeds from this offering, and general corporate funds derived primarily from the $300 million 4 5/8 percent note offering completed in July, 2003 will be slightly accretive to the Partnership's cash flow. In connection with the repayment of the Senior Notes, the Partnership will be required to pay a yield maintenance premium of approximately $44.6 million, which will be accounted for as a one-time charge to earnings in the third quarter.

     William H. Shea Jr., President and Chief Executive Officer of the general partner, said, "We are pleased that the Partnership has been able to issue this long-term debt at an attractive interest rate. The Senior Notes will be replaced by intermediate and long-term debt with less restrictive covenants. The combination of the $300 million 4 5/8 percent 10-year note offering in early July and this $150 million 6 3/4 percent 30-year note offering has lowered the Partnership's average long term interest cost to 5.33 percent. The Partnership is well positioned to take advantage of opportunities in the years to come."

     Buckeye Partners, L.P., through its subsidiary partnerships, is one of the nation's largest independent pipeline common carriers of refined petroleum products with nearly 3,800 miles of pipeline. The Partnership also operates approximately 1,400 miles of pipeline under agreement with major oil and chemical companies, and owns terminals in Illinois, Indiana, Michigan, New York, Ohio and Pennsylvania. For more information about Buckeye Partners, L.P., visit the Partnership's website at www.buckeye.com.

                             * * * * *
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section
21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today's date. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership. You should read the Partnership's Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. Among them are (1) adverse weather conditions resulting in reduced demand; (2) changes in laws and regulations, including safety, tax and accounting matters; (3) competitive pressures from alternative energy sources; (4) liability for environmental claims; (5) improvements in energy efficiency and technology resulting in reduced demand; (6) labor relations; (7) changes in real property tax assessments; (8) regional economic conditions; (9) market prices of petroleum products and the demand for those products in the Partnership's service territory; (10) disruptions to the air travel system; (11) security issues relating to the Partnership's assets; and (12) interest rate fluctuations and other capital market conditions. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.